Exhibit 10(e)(10)

AS AMENDED AND RESTATED FEBRUARY 15, 2007

2007 AMENDMENT AND RESTATEMENT

OF

XEROX CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

1. Purpose

The purpose of the Xerox Corporation 2004 Performance Incentive Plan as set forth herein or in any amendments hereto (the “2004 Plan” or the “Plan”) is to advance the interests of Xerox Corporation (the “Company”) and to increase shareholder value by providing officers and employees of the Company, its subsidiaries and its Affiliates (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and with incentives for current or future service with the Company, its subsidiaries and Affiliates. The Plan is a successor plan to (i) the Xerox Corporation 1991 Long-Term Incentive Plan, (ii) the Xerox Corporation 1998 Employee Stock Option Plan, (iii) the Xerox Executive Performance Incentive Insurance Plan, (iv) the Xerox Mexicana, S.A. de C.V. Executive Rights Plan and (v) the Xerox Canada Inc. Executive Rights Plan, any or all of which may be referred to as a “Predecessor Plan”.

2. Effective Date and Term

The Plan shall be effective as of May 20, 2004, subject to the approval of the Company’s shareholders at the 2004 annual meeting. No awards or grants can be made after January 1, 2008 unless terminated sooner pursuant to Section 13 by the Company’s Board of Directors (the “Board”). Effective May 20, 2004, no further awards shall be made under a Predecessor Plan, but outstanding awards under any Predecessor Plan shall remain outstanding in accordance with their applicable terms and conditions.

3. Plan Administration

(a) The independent Compensation Committee of the Board, or such other independent committee as the Board shall determine, comprised of not less than three members, shall be responsible for administering the Plan (the “Compensation Committee”). To the extent specified by the Compensation Committee, it may delegate its administrative responsibilities to a subcommittee of the Compensation Committee comprised of not less than three members (the Compensation Committee, such subcommittee, and any individual to whom powers are delegated pursuant to subsection (c), being hereinafter referred to as the “Committee”). The Committee shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and (c) any rules and regulations of a stock exchange on which Common Stock (as defined in Section 5) of the Company is listed.

(b) The Committee shall have full and exclusive power to interpret, construe and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers shall include, but not be limited to, (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, or other awards, or other property, or cancelled, forfeited or suspended; (iv) adoption of such modifications, amendments, procedures, subplans and the like as are necessary to enable participants employed in other countries in which the Company may operate to receive advantages and benefits under the Plan consistent with the laws of such countries, and consistent with the rules of the Plan; (v) subject to the rights of participants, modification, change, amendment or cancellation of any award to correct an administrative error and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan. All determinations, interpretations, and other decisions under or with respect to the Plan or any award by the Committee shall be final, conclusive and binding upon the Company, any participant, any holder or beneficiary of any award under the Plan and any employee of the Company.

(c) Except for the power to amend the Plan as provided in Section 13 and except for determinations regarding employees who are subject to Section 16 of the 1934 Act or certain key employees who are, or may become, as determined by the Committee, subject to the Code Section 162(m) compensation deductibility limit (the “Covered Employees”), and except as may otherwise be required under applicable New York Stock Exchange rules, the Committee may delegate any or all of its duties, powers and authority under the Plan pursuant to such conditions or limitations as the Committee may establish to any officer or officers of the Company. The term “Committee” herein shall include any individual exercising powers to the extent delegated pursuant to the preceding sentence.

4. Eligibility

Any employee of the Company shall be eligible to receive an award under the Plan. For purposes of this Section 4, “Company” shall include any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee (“Affiliate”). If a participant who is an employee or former employee of the Company is determined, such determination made prior to a Change in Control, not to have satisfied any of the conditions set forth in the Award Agreement the awards granted shall be cancelled as set forth in the Award Agreement. If a participant who is an employee or former employee of the Company is deemed by the Committee, in the Committee’s sole discretion exercised prior to a Change in Control, to have engaged in detrimental activity against the Company, any awards granted to such employee or former employee on or after January 1, 2006, whether or not Nonforfeitable as hereinafter defined, shall be canceled and be of no further force or effect and any payment or delivery of an award within six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee.

5. Shares of Stock Subject to the Plan

(a) A total number of 10.0 million (10,000,000) shares of common stock1, par value $1.00 per share, of the Company (“Common Stock”) shall become available for issuance under the Plan, provided that any shares issued in connection with options or SARs shall be counted against this limit as 0.6 shares for each one (1) share issued. Any shares available for grant under any Predecessor Plan on the Effective Date not subject to outstanding awards shall become available for issuance under the Plan. (As of May 20, 2004, approximately 15.7 million shares2 are expected to be available for issuance under Predecessor Plans.) Thus, the total number available for grant under the 2004 Plan is expected to be 25.7 million (25,700,000)3. In addition, any shares underlying awards outstanding on May 20, 2004 under any Predecessor Plan that are cancelled, are forfeited, or lapse shall become available for issuance under the Plan.

[1]

10.0 million reflects the number of shares if all grants were made in “whole value” shares (e.g., restricted stock or performance shares). If all grants were made in the form of options or SARs, the number available is 16.7 million.

[2]

15.7 million reflects the number of shares if all grants were made in “whole value” shares (e.g., restricted stock or performance shares). If all grants were made in the form of options or SARs, the number available is 26.1 million.

[3]

25.7 million reflects the number of shares if all grants were made in “whole value” shares (e.g., restricted stock or performance shares). If all grants were made in the form of options or SARs, the number available is 42.8 million.

(b) For purposes of the preceding paragraph, the following shall not be counted against shares available for issuance under the Plan: (i) payment of stock appreciation rights (“SAR”) in cash or any form other than shares and (ii) payment in shares of dividends and dividend equivalents in conjunction with outstanding awards. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the shares available for issuance under the Plan.

(c) In determining shares available for issuance under the Plan, any awards granted under the Plan that are cancelled, are forfeited, or lapse shall become eligible again for issuance under the Plan. In addition, shares withheld to pay taxes pursuant to Section 14, and shares tendered to exercise stock options, shall be treated as shares again eligible for issuance under the Plan.

(d) In no event, however, except as subject to adjustment as provided in Section 6, shall more than (i) 10.0 million (10,000,000) shares of Common Stock be available for issuance pursuant to the exercise of incentive stock options (“ISOs”) awarded under the Plan; and (ii) 15.0 million (15,000,000) shares of Common Stock be made the subject of awards under any combination of awards under Sections 7(b), 7(c) or 7(d) of the Plan to any single individual, of which no more than 10.0 million (10,000,000) may be shares of restricted stock. SARs whether paid in cash or shares of Common Stock shall be counted against the limit set forth in (ii).

(e) Any shares issued under the Plan may consist in whole or in part, of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in payment of awards under the Plan.

6. Adjustments and Reorganizations

(a) If the Company shall at any time change the number of issued shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the shares) or make a distribution of cash or property which has a substantial impact on the value of issued shares (other than by normal cash dividends), such change shall be made with respect to (i) the aggregate number of shares that may be issued under the Plan; (ii) the number of shares subject to awards of a specified type or to any individual under the Plan; and/or (iii) the price per share for any outstanding stock options, SARs and other awards under the Plan.

(b) Except as otherwise provided in subsection 6(a) above, notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding stock options, SARs and other awards under the Plan or provide for other equitable adjustments after changes in the shares resulting from any merger, consolidation, sale of all or substantially all assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of the holders of awards under the Plan.

(c) In the case of any sale of all or substantially all assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any individual holding an outstanding award under the Plan, including any Optionee who holds an outstanding Option, shall have the right (subject to the provisions of the Plan and any limitation applicable to the award) thereafter, and for Optionees during the term of the Option upon the exercise thereof, to receive the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of applicable shares which would have been obtained upon exercise of the Option or portion thereof or obtained pursuant to the terms of the applicable award, as the case may be, immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of the Company upon consummation of an Acquisition.

7. Awards

(a) The Committee shall determine the type or types of award(s) to be made to each participant under the Plan and shall approve the terms and conditions governing such awards in accordance with Section 12. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity. However, under no circumstances may stock option awards be made which provide by their terms for the automatic award of additional stock options upon the exercise of such awards, including, without limitation, “reload options”.

(b) A Stock Option is a grant of a right to purchase a specified number of shares of Common Stock during a specified period. The purchase price of each option shall be not less than 100% of Fair Market Value (as defined in Section 10) on the effective date of grant. A Stock Option may be exercised in whole or in installments, which may be cumulative. A Stock Option may be in the form of an ISO which complies with Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder at the time of grant. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or such other method as provided by the Committee at the time of grant or as provided in the form of agreement approved in accordance herewith, including tendering (either constructively or by attestation) Common Stock, surrendering a stock award valued at market value at the time of surrender, surrendering a cash award, or any combination thereof. Notwithstanding any provision of the Plan, a repricing of a Stock Option shall be allowed by the Committee only with the approval of the Company’s shareholders to the extent required under the rules of the New York Stock Exchange. For this purpose, a “repricing” shall be defined as described in the New York Stock Exchange rules.

(c) A Stock Appreciation Right (“SAR”) is a right to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of the market value of a specified number of shares of Common Stock at the time the SAR is exercised over the Fair Market Value on the effective date of grant of the SAR as set forth in the applicable award agreement.

(d) Stock Award is an award made in stock or denominated in units of stock. All or part of any Stock Award may be subject to conditions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance. A restricted stock award made pursuant to this Section 7(d) shall be subject to a vesting schedule of no less than three (3) years unless such award is performance based, in which case vesting shall be no less than one (1) year.

(e) Cash Award may be any of the following:

(i) an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target and maximum amounts of awards for a performance period for a participant or any groups of participants, and, to the extent applicable to Covered Employees, comply with the requirements of Section 23; or

(ii) a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the award agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit or Company performance; or

(iii) Cash Awards under this Section 7(e) to any single Covered Employee, including dividend equivalents in cash or shares of Common Stock payable based upon attainment of specific performance goals, may not exceed in the aggregate $10,000,000 in the case of the Chief Executive Officer and $5,000,000 in the case of any other participant, such limits being applicable to each twelve-month performance period established by the Committee under this Section 7(e) or under Section 23.

(f) The Committee shall have the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which (i) the award may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an award or an award’s exercise may be recovered; provided that such conditions and their consequences are clearly set forth in the grant agreement or other grant document and fully comply with applicable laws. These conditions may include, without limitation, actions by the participant which constitute a conflict of interest with the Company, are prejudicial to the Company’s interests, or are in violation of any non-compete agreement or obligation, any confidentiality agreement or obligation, the Company’s applicable policies, its Code of Business Conduct and Ethics, or the participant’s terms and conditions of employment.

8. Dividends and Dividend Equivalents

The Committee may provide that awards denominated in stock earn dividends or dividend equivalents. Such dividend equivalents may be paid currently in cash or shares of Common Stock or may be credited to an account established by the Committee under the Plan in the name of the participant. In addition, dividends or dividend equivalents paid on outstanding awards or issued shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

9. Deferrals and Settlements

Payment of awards may be in the form of cash, stock, other awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose. Except as provided in Section 24 herein, the Committee may also require or permit participants to elect to defer the issuance of shares or the payment of awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred payments include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred payments denominated in shares.

10. Fair Market Value

Fair Market Value for all purposes under the Plan shall mean, effective February 15, 2007, the closing price of Common Stock as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the closing price of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said exchange. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

11. Transferability and Exercisability

Except as otherwise provided in this Section 11, all awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. Notwithstanding the preceding sentence, the Committee may provide that any award of non-qualified Stock Options may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may also provide that, in the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, a third party, including but not limited to a “blind” trust, may be authorized by the Committee to act on behalf of and for the benefit of the respective participant with respect to any outstanding awards. Except as otherwise provided in this Section 11, during the life of the participant, awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee. In addition, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distributions under the Plan upon the death of the participant.

12. Award Agreements; Notification of Award

Awards under the Plan (other than annual incentive awards described in Section 7(e)(i)) shall be evidenced by one or more agreements approved by the Committee that set forth the terms and conditions of and limitations on an award, except that in no event shall the term of any Stock Option exceed a period of ten years from the date of its grant. The Committee need not require the execution of any such agreement by a participant in which case acceptance of the award by the respective participant will constitute agreement to the terms of the award. In the case of an annual incentive cash award, the participant shall receive notification of such award in such form as the Committee may determine.

13. Plan Amendment and Termination

(a) The Compensation Committee may amend the Plan as it deems necessary or appropriate, except that no such amendment which would cause the Plan not to comply with the requirements of (i) Code Section 162(m) with respect to performance-based compensation, (ii) the Code with respect to ISOs or (iii) the New York Business Corporation Law as in effect at the time of such amendment shall be made without the approval of the Company’s shareholders. No such amendment shall adversely affect any outstanding awards under the Plan without the consent of all of the holders thereof.

(b) Notwithstanding the foregoing, an amendment that constitutes a “material revision”, as defined by the rules of the New York Stock Exchange, shall be submitted to the Company’s shareholders for approval. In addition, any revision that deletes or limits the scope of the provision in Section 7 prohibiting repricing of options without shareholder approval will be considered a material revision.

(c) The Board may terminate the Plan at any time. Upon termination of the Plan, no future awards may be granted, but previously-made awards shall remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan.

14. Tax Withholding

The Company shall have the right to deduct from any payment of an award made under the Plan, including the delivery or vesting of shares, an amount sufficient to cover withholding required by law for any federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the fair market value as of the payment date of the applicable award.

15. Other Company Benefit and Compensation Programs

Unless otherwise determined by the Committee, payments of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country.

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

17. Future Rights

No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any right by reason of the grant of any award under the Plan to continued employment by the Company or any subsidiary of the Company.

18. General Restriction

Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the exercise payment thereof, such award may not be granted, exercised or paid in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

19. Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law.

20. Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such participant’s creditors.

21. Rights as a Shareholder

A participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.

22. Change in Control

Notwithstanding anything to the contrary in the Plan, the following shall apply to all awards granted and outstanding under the Plan:

(a) Definitions. Unless otherwise defined by the Compensation Committee and set forth in the award agreement at the time of the grant, the following definitions shall apply to this Section 22:

(i) A “Change in Control” shall be deemed to have occurred if (aa) any “Person” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 20 percent or more of the combined voting power of the Company’s then outstanding voting securities; (bb) the following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving; individuals who on May 24, 2007 constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on May 24, 2007, or whose appointment, election or nomination for election was previously so approved or recommended; (cc) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20 percent or more of the combined voting power of the Company’s then outstanding voting securities; or (dd) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For purposes of the definition of Change in Control, Person shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) any person who becomes a beneficial owner in connection with a transaction described in sub clause (1) of clause (cc) above, (5) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (6) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in clause (6) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

(ii) “CIC Price” (aa) in the case of an award granted before February 15, 2007, shall mean the higher of (1) the highest price paid for a share of the Company’s Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or (2) the highest price paid for a share of the Company’s Common Stock during the 60-day period immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports; and (bb) in the case of an award granted on or after February 15, 2007, shall mean either (1) the highest price paid for a share of the Company’s Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or (2) if the Change in Control occurs without such a transaction or series of transactions, the closing price for a share of the Company’s Common Stock on the date immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.

(iii) An award is “Nonforfeitable” in whole or in part to the extent that, under the terms of the Plan or the award agreement or summary under the Plan, (aa) the award is vested in whole or part, or (bb) an entitlement to present or future payment of such award in whole or part has otherwise arisen.

(iv) A “Key Employee” is identified in the following manner: There shall be identified every employee who, at any time during a 12-month period ending December 31, is one of the 50 highest paid officers of the

Company (or any member of its controlled group, as defined by Code Section 414(b)) having compensation in excess of the amount specified in Code Section 416(i)(1)(A) as indexed by Treasury guidance. Every individual so identified for any period ending December 31 is a Key Employee for the 12-month period beginning on the first April 1 following such December 31, and ending on the next March 31.

(v) A “Section 409A-Conforming Change in Control” is a Change in Control that conforms to the definition under Code Section 409A of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such definition is set forth in Treasury guidance.

(vi) A “Termination for Good Reason” by a participant shall mean the termination of employment of a participant upon any of the following circumstances, if such circumstance occurs without the participant’s express written consent after a Change in Control:

(aa) The assignment of any participant’s duties inconsistent with the participant’s job status or a substantial adverse alteration in the nature or status of a participant’s responsibilities from those in effect immediately prior to a Change in Control of the Company (including, in the case of awards granted before February 15, 2007, without limitation, if the participant is an executive officer of the Company prior to a Change in Control, ceasing to be an executive officer of a public company);

(bb) Any of the following: (1) A reduction in a participant’s annual base salary and/or annual target bonus, (2) a failure by the Company to increase a participant’s annual base salary following a Change in Control at such periodic intervals consistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in a participant’s base salary for the three merit pay periods immediately preceding such Change in Control, or (3) the failure to increase a participant’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (bb) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;

(cc) The Company’s requiring a participant to be based anywhere other than in the metropolitan area in which a participant was based immediately before the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with a participant’s present business travel obligations;

(dd) The failure by the Company to continue in effect any compensation or benefit plan, vacation policy or any material perquisites in which a participant participates immediately before the Change in Control, (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue a participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of a participant’s participation relative to other participants, than existed at the time of the Change in Control; or

(ee) The failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Plan.

(ff) A termination by a participant of employment shall not fail to be a Termination For Good Reason by participant merely because of a participant’s incapacity due to physical or mental illness, or because a participant’s employment continued after the occurrence of any of the events listed in this subsection.

(b) Acceleration of Nonforfeitability of SARs, Stock Awards, Cash Awards, and Dividends and Dividend Equivalents.

(i) In the case of an award granted on or after February 15, 2007, all SARs, stock awards, stock options (to the extent the CIC Price exceeds the exercise price), cash awards, dividends and dividend equivalents outstanding shall become 100% Nonforfeitable with respect to a participant upon a Termination for Good Reason or an involuntary termination of employment (other than a termination For Cause, as defined in the award agreement, according to a determination made before the Change in Control) that occurs after a Change in Control.

(ii) In the case of an award granted before February 15, 2007, upon the occurrence of a Change in Control , all SARs, stock awards, stock options (to the extent the CIC Price exceeds the exercise price), cash awards, dividends and dividend equivalents outstanding on such date shall become 100% Nonforfeitable.

(c) Payment Schedule. In accordance with the uniform payment rule set forth in subsection (c) of Section 24 hereof,

(i) Following a Change In Control that is not a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date specified in the award summary, and

(ii) Following a Section 409A-Conforming Change in Control, awards to the extent Nonforfeitable) shall be paid on the earlier of (aa) termination of employment (in the case of a Key Employee, to the extent required by Section 409A, the date that is 6 months after termination of employment) or (bb) the Vesting Date specified in the award summary.

(iii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be paid pursuant to clauses (i) and (ii) by substituting the date so elected for the Vesting Date specified in the award summary.

(d) Cancellation. Upon payment under this Section, such awards and any related stock options shall be cancelled.

(e) Discretionary Awards. Upon or in anticipation of the occurrence of a Change in Control, the Committee may grant additional awards (e.g., above-target awards for performance-based Stock Awards) at its sole discretion. Any such discretionary grants shall be paid on the date specified by the terms of such grant.

(f) The amount of cash to be paid shall be determined by multiplying the number of such awards, as the case may be, by: (i) in the case of stock awards, the CIC Price; (ii) in the case of SARs, the difference between the per share strike price of the SAR and the CIC Price; (iii) in the case of cash awards where the award period, if any, has not been completed upon the occurrence of a Change in Control, the pro-rata target value of such awards or such higher amount as determined by the Committee, without regard to the performance criteria, if any, applicable to such award; (iv) in the case of stock options, the difference between the exercise price of the option and the CIC Price; and (v) in the case of cash awards where the award period, if any, has been completed on or prior to the occurrence of a Change in Control: (aa) where the cash award is payable in cash, the value of such award as determined in accordance with the award agreement, and (bb) where the cash award is payable in shares of Common Stock, the CIC Price.

(g) Notwithstanding the foregoing, any SARs and any stock-based award held by an officer or director subject to Section 16 of the 1934 Act which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash until the expiration of such period, if any, as shall be required pursuant to such Section, and the amount to be paid shall be determined by multiplying the number of SARs, stock awards, or unexercised shares under such stock options, as the case may be, by the CIC Price determined as though the event constituting the Change in Control had occurred on the first day following the end of such period.

23. Certain Provisions Applicable to Awards to Covered Employees

Performance-based awards made to Covered Employees shall be made by the Committee within the time period required under Section 162(m) for the establishment of performance goals and shall specify, among other things, the performance period(s) for such award (which shall be not less than one year), the performance criteria and the performance targets. The performance criteria shall be any one or more of the following as determined by the Committee and may differ as to type of award and from one performance period to another: earnings per share, cash flow, document processing profit, cost reduction, days sales outstanding, cash conversion cycle, cash management (including, without limitation, inventory and/or capital expenditures), total shareholder return, return on shareholders’ equity, economic value added measures, return on assets, pre-or post-currency revenue, pre-or post-currency performance profit, profit before tax, profit after tax, revenues, stock price and return on sales. Payment or vesting of awards to Covered Employees shall be contingent upon satisfaction of the performance criteria and targets as certified by the Committee by resolution of the Committee. To the extent provided at the time of an award, the Committee may in its sole discretion reduce any award to any Covered Employee to any amount, including zero. Any performance-based awards made pursuant to this Section 23 may include annual incentive awards and long-term awards.

24. Section 409A Compliance

(a) No Taxation Under Code Section 409A. It is intended that no awards under the Plan shall cause any amount to be taxable under Code Section 409A with respect to any individual. All provisions of this Plan and of any agreement, award or award summary thereunder shall be construed in a manner consistent with this intent. Any provision of and amendment to this Plan, or of any agreement, award or award summary thereunder, that would cause any amount to be taxable under Section 409A of the Internal Revenue Code with respect to any individual is void and without effect. Any election by any participant, and any administrative action by the Committee that would cause any amount to be taxable under Section 409A of the Code with respect to any individual is void and without effect under the Plan.

(b) Election Rule. A participant may elect to defer awards under the Plan only if the election is made not later than December 31 of the year preceding the year in which the award is granted, except to the extent otherwise permitted by Section 409A and Treasury guidance thereunder (where such exceptions include but are not limited to initial deferral elections with respect to Nonforfeitable rights, deferral elections in the first year in which an employee becomes eligible to participate, and deferral elections with respect to performance-based compensation).

(c) Uniform Payment Rule

(i) All awards shall be paid on the date that is the earlier of (1) or (2) below, where

(1) is the later of (A) a Section 409A-Conforming Change in Control or (B) termination of employment (in the case of a Key Employee, to the extent required by Section 409A, the date that is 6 months after termination of employment); and

(2) is the Vesting Date specified in the award summary.

(ii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be settled pursuant to clause (i) by substituting the date so elected for the Vesting Date specified in the award summary.

(iii) Payment pursuant to the death or disability of a participant is governed by the award agreement.

(d) Accelerations. In the case of an award that is deferred compensation for purposes of Code Section 409A, acceleration of payment is not permitted, except that, if permitted by the Committee, acceleration of payment is permitted in order to (i) allow the participant to comply with a certificate of divestiture (within the meaning of Code Section 1043); (ii) pay payroll and withholding taxes with respect to amounts deferred, to the extent permitted by Treasury guidance; or (iii) effect any other purpose that is a permitted Code Section 409A acceleration event under Treasury guidance.

(e) Permitted Payment Delays. At the Committee’s sole discretion, payment of awards may be delayed beyond the date specified in subsection (c) under the following circumstance. The Committee reserves the right to amend an award granted on or after January 1, 2006 if the Committee determines that the deduction for such payment would be limited by Code Section 162(m), except that such payment will be made on the earliest date on which the Committee determines that such limitation no longer exists.

IN WITNESS WHEREOF, the Company has caused this Restatement to be signed as of the 15th day of February, 2007.

XEROX CORPORATION

By:	/S/ PATRICIA M. NAZEMETZ
Vice President